Exhibit 99.1


                           THE MIDDLEBY CORPORATION

                           Moderator: Tim Fitzgerald
                                 July 29, 2005
                                  10:00 am CT

Operator:             Good morning. My name is (Aileene) and I will be your
                      conference facilitator today. At this time I would like to welcome everyone to the Middleby Corporation's Second
                      Quarter Earnings conference call. All lines have been placed on mute to prevent any background noise.

                      After the speakers' remarks there will be a question and answer period. If you would like to ask a question during that time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

                      Mr. Fitzgerald, you may begin, sir.

Tim Fitzgerald:       Thank you, (Aileene). Good morning and thank you for
                      attending today's conference call. I'm Tim Fitzgerald, CFO of the Middleby Corporation and joining me to day is Selim Bassoul, our chairman and CEO. I have some initial comments about the company's second quarter results and then we'll open up the conference call for questions and answers.

                      We were very pleased with the results of our second quarter which has historically been our strongest quarter due to the seasonality of our business. Net sales in the second quarter increased 15.1% to $83.9 million as compared to $72.9 million the second quarter of 2004.

                      Sales from the Nu-Vu acquisition completed in the first quarter of 2005 amounted to $4.1 million and accounted for 5.5% of the sales growth for the quarter. Excluding the impact of the Nu-Vu acquisition organic sales growth amounted to 9.6%.

                      The organic sales growth in the quarter reflected an extremely strong quarter for our international business which benefited from rollouts with several chain customers. As we had expected, domestic order rates slowed during the second quarter as customers bought in advance of price increases instituted during quarter one.

                      We expect that the first quarter pre-buying will continue to impact the third quarter due to lower order rates in the second quarter and earlier part of the third quarter.

                      The company realized sales increases at all divisions during the quarter. Sales at our Blodgett division increased 4.4% reflecting continued momentum of the Blodgett (convee) oven and the Blodgett steam line of products launched in the second quarter of 2004.

                      Sales at our Southbend division increased by 4.5% with continued success of the heavy-duty range line up.

                      Middleby's March Sales increased 3.6% with increased sales of service parts and refurbished ovens.

                      Net sales at Pitco increased 9.4% during the quarter reflecting continued success of the Solstice Fryer Platform. Pitco's strong sales in the quarter also benefited from a particularly strong backlog carried into the quarter associated with customer orders placed in advance of the first quarter pricing increase.

                      At Middleby worldwide, our international sales and distribution division, sales increased 26.1% from the prior year quarter with growth in all international regions. Strongest growth came from Asia which was impacted by the bird flu in the prior year comparable period. Strong second quarter sales at the international division reflect expansion of U.S. based chains and increased business with local and regional developing chain concepts, including several equipment rollouts at various chain customers. Gross profit increased (sic) from $28.8 million to $32.8 million on higher sales volumes. The gross margin rate however declined from 39.5% to 38.8%.

                      Higher steel costs continued to adversely impact margins in the second quarter however this was offset in part by the benefit of higher sales volumes and favorable sales mix driven by greater international sales which carries higher gross margins.

                      The gross margin rate for the quarter was also affected by lower margins associated with the newly acquired Nu-Vu product lines, although to a lesser extent than in Q1.

                      The company is making progress integrating the Nu-Vu operations which reported margin improvement in the second quarter. We expect that margins will continue to improve at that operation as the integration initiatives are completed over the remainder of this year.

                      Selling expenses increased $400,000 to $8.8 million reflecting higher selling costs on the increased sales volumes. General and administrative expenses increased $1.7 million to $7.5 million reflecting an increase from non-cash equity-based compensation and increased expenses associated with the acquired Nu-Vu business operations.

                      Second quarter general and administrative expenses also included higher legal costs and other professional fees driven in part by the second quarter proxy vote and the recently completed secondary offering.

                      Operating income increased 11.5% from $14.6 million to $16.3 million reflecting the benefit of higher sales volumes.

                      Interest and deferred financing costs in the second quarter of 2005 were $1.7 million as compared to $800,000 in the same period last year. The increase in interest expense is due to higher debt balances resulting from the funding of December 2004 stock repurchase transaction and funding of the $12 million Nu-Vu acquisition in January of '05.

                      Other expense was also $140,000 favorable to the prior year quarter due to foreign exchange gains recorded during the current year quarter.

                      Net income from the quarter increased $8.9 million or $1.11 per share as compared to $8.3 million or 82 cents per share in the prior year quarter. The increase in earnings per share reflects the accretive effect of the December stock repurchase transaction which resulted in the reduction of the weighted average diluted shares outstanding which totaled $8 million 50,000 in the second quarter of 2005 versus $10 million 48,000 in the prior year quarter.

                      Now turning to our balance sheet and second quarter cash flows, accounts receivable, inventories and trade payables increased from the prior year-end due to increased sales volumes and the increased working capital associated with the Nu-Vu acquisition. The increase in good will from the year-end is also associated with the acquisition of Nu-Vu.

                      Prepaid taxes decreased in the first half of the year by $9.2 million as tax overpayments from 2004 were utilized in the first half of the year which favorably benefited our cash flows.

                      Accrued expenses decreased during the first half due to payment of severance obligations due to the former chairman, the payment of year-end rebate and incentive compensation obligations during the first half of the year.

                      Total debt at the end of the quarter amounted to $121.3 million as compared to $123.7 million at the beginning of the year and $138.5 million at the end of the first quarter.

                      The $17.2 million reduction in debt in the second quarter reflects strong cash flows from operating activity, includes the benefit from the utilization of the tax overpayments carried from 2004 which amounted to $5.4 million during the second quarter and $9.2 million in the first half.

                      Capital expenditures amounted to $300,000 during the quarter and $600,000 for the year primarily associated with replacement and upgraded manufacturing equipment. Depreciation amounted to $800,000 during the quarter and $1.7 million during the first half of the year.

                      That's all for our prepared commentary. (Aileene), can you please open the call for questions?

Operator:             At this time I would like to remind everyone if you
                      would like to ask a question please press star then the number 1 on your telephone keypad. We will pause for just a moment to compile a Q&A roster.

Operator:             Your first question comes from (Andy Kaplowitz) with
                      Lehman Brothers.

(Andy Kaplowitz):     Good morning, guys. Good quarter.

Tim Fitzgerald:       Hi, (Andy).

(Andy Kaplowitz):     Can you tell us what we should be thinking in terms of
                      gross margin for the remainder of the year? I know that you have a new supplier contract, steel contract. What should we be thinking in terms of the headwind as we go into the second half? Is it going to kind of be similar to what we see now, better, worse?

Tim Fitzgerald:       We expect the second quarter to be our highest margin
                      just because of the seasonality of the business so you'll see third quarter be less than the second quarters we've had historically.

                      The gap that we've had in the first half of the year where margins have been less than the prior year, I think that gap is closing. And I think we're going to see the impact of steel lessen in the second half of the year as steel softens. That impact will be felt more in the fourth quarter than the third quarter as we'll have some steel burn through in the third quarter.

                      We anticipate that at some point in the second half of the year we'll recover to the margins we had last year and perhaps begin to exceed them.

(Andy Kaplowitz):     Okay, that's great. So shifting gears for a second
                      you've said in the past that sort of 6% to 8% organic growth is what you target and obviously you did 10% this quarter. And so I'm just wondering as again for the second half of the year what we should be looking at in terms of organic growth. I mean obviously the food equipment market is doing quite well and your international sales are very, very strong. So what does that all sort compute to for the second half of the year?

Selim Bassoul:        (Andy), first I would like to mention the fact that our
                      industry has been historically growing 3% to 4% and we believe we can exceed that rate of growth. I think 6% to 8% is what we see our organic growth to continue growing.

                      And the reason definitely that we've seen some great double-digit growth patterns in the first half of the year. One, we've had pre-buying prior to the price increase and specifically in our distribution channels where we've had some dealers stock up on orders for schools and for institutions that usually takes place in the third quarter.

                      So I think most of the pre-buying occurred where our dealers' network has stocked in the first quarter for third quarter. We're seeing a lot of the school orders in the third quarter being filled from our distribution channels rather than being ordered newly. That's going to impact somewhat our third quarter.

                      Next I think we're seeing also pent-up demand coming out from the recession, from a lot of our customers have held up on their capital expenditures and we've seen in the last, I would say in the last three quarters - the fourth quarter, the first quarter and the second quarter of this year we've seen some pent-up demand and my feeling is we're going to start seeing a more stable organic growth of between 6% to 8% moving forward.

(Andy Kaplowitz):     Okay, that's great. I guess...

Selim Bassoul:        Internationally - to address the international
                      market, I think the international market we're going to always see a double-digit growth. I think the double-digit growth is going to be what you'll see internationally. However I think that what is unusual about this quarter this year is the fact that last year as I always mention, the epidemics tend to hurt our customer purchasing.

                      When we had the Asian Bird Flu and SARS in the past we've seen the new store opening and the replacement of equipment being delayed. I think comparing quarter to quarter we`ve had in Asia last year at this time the bird flu hit China, Thailand, Philippines, throughout all Asia so we had a lot of deferrals of purchases and I think the comparable figures make it a little bit more distorted.

                      I think our Asian business grew up over 50% in the second quarter and I don't think that's normal however internationally I think we will commit to growing double-digit growth moving forward but not in the 26%, but more in the 10% to 12% growth.

Tim Fitzgerald:       (Andy), I'm going to add on to that a little bit. In the
                      international business that's a long-term growth rate and that from quarter to quarter you're going to have some volatility. This year we had favorable comparisons because of the bird flu in the prior year quarter and some chain rollouts favorably impacting this quarter, but you're going to see that swing from, single-digits to higher growth rates, such as the 26% in the current quarter - and over time it's going to average out to that double-digit growth rate.

                      Moving into the third quarter, we came off of favorable comparisons with the bird flu, now we're dealing with in the UK, what's going on there with there bombing situation which could have some impact - it's a little bit early to say but it could have some impact for our third quarter growth rate in the UK which is one of our major international markets.

(Andy Kaplowitz):     What did Europe grow in the second quarter?

Tim Fitzgerald:       Europe grew 17% in the second quarter and that was
                      driven by some chain rollouts that we had and frankly those were driven in the UK. One of them was with Burger
                      King.

(Andy Kaplowitz):     Gotcha. And then in Latin America just to finish off?

Tim Fitzgerald:       Latin America was up 28%.

(Andy Kaplowitz):     Okay, great. I guess the other question I have is,
                      Selim, you've kind of mentioned in the past that you're more weighted to sort of faster growing areas and so even though you talk about 3% to 4% growth, you know, going forward I mean I understand that, if chains are growing sort of 5% to 7%, is that supportive of sort of long-term growth?

Selim Bassoul:        I would say, (Andy), going back to - can you hear me now?

(Andy Kaplowitz):     Yes.

Selim Bassoul:        I think going back to what I believe the chain
                      growth would be, first if you look at the (QSR), they are growing in the 2% to 3%. If you look at pizza it's growing at 3% to 4%. I think the segment we're talking about which is fast/casual and the fast/casual, casual dining and breakfast casual is growing in double-digit growth and we are a dominant player in those segments.
                      However they only account, at this moment they are still less than 20% of our overall sales.

                      And as we continue growing with them, they are fast growing, we see those sales growing faster. I think my feeling over the chain growth would be over the next three years we will double, we'll continue doubling our sales to those chains. So today we are at the 10% to 15% of the fast/casual, the breakfast casual; we will most probably over the next three to four years double them again. As they grow we'll grow with them.

                      It's not a phenomenon going from quarter to quarter. And I think that I would like to emphasize a little bit
                      (Andy), what I see in the marketplace. Let's talk about the pipeline of our new products.

                      In general when we introduced a new product, it takes us eight to nine months to seat that product in the marketplace. Some of the change might take even longer. It make take up to 12 months.

                      So our feeling is as we continue developing this new product, maybe your question gives me an opening to talk about new products. In the past three years we introduced 24 new products -- 24. They were all patented platform, innovative platform, unique platform.

                      Today if you look at what we consider a new product, is any product introduced over three years. After three years it's no longer a new product. It falls back to our normal day to day product. But the new product is any product introduced in the past three years.

                      Today 25% of our sales are coming from those products. So keep going back to what I just mentioned a minute ago. Anything introduced a year ago, we're starting to see the impact now. It takes nine to 12 months to (see) the impact, to (see) those new products in the marketplace.

                      What is my prediction for our pipeline going forward? I think that the next three years, three to five years we'll have as strong a pipeline as we've had in the past three years.

                      I am very excited about our pipeline of new product and they are based on three things. We're starting to see major rollout that's going to take place in the first quarter of '06 on energy management saving, on speed of cooking and on automation.

                      Those three platforms I think even the next three to five years will have an additional 24 to 25 new products that are totally innovative, what I call totally transformational. They are - they will change some of the landscape as we continue saving money for our customers as we continue speeding their cooking to allow them to maybe deliver in bigger portions or to maybe offer lunches faster or quicker. So I'm very excited about the pipeline that we have in the next three (years).

(Andy Kaplowitz):     Okay, that sounds really good. I guess, the only other
                      question that I have is how much is sort of - I mean you mentioned sort of new energy product and new energy efficient products. How much is replacement demand because your customers want - because of high energy cost, your customers want new products faster?

Selim Bassoul:        Well let's go back about replacement. We - the average
                      life of the unit for us for the Middleby Corporation mirrors what the industry is. It's around eight years.

                      Today we have 400,000 units active in the field. We believe that with energy management system specifically starting - started mid last year, the third quarter of last year we started seeing our customers highly interested in energy management systems. I think cost of fuel continued to go up, the utility bills continued to go up. They are not being able to pass them to their customers. Finally we're seeing a huge breakthrough from the replacement cycle starting on energy management saving, equipment, specifically on our conveyor oven.

                      We believe that that will continue strongly. In the first quarter of '06 we're introducing EMS II which is another platform that will take the saving by another 30% from EMS I. If you have not had any EMS I, it's 60% savings. So the dollars are substantial in saving. So we're very excited about the introduction of that platform that's coming in the first quarter of '06.

(Andy Kaplowitz):     Okay that's great. Then thanks very much guys. I'll get
                      back in the queue.

Tim Fitzgerald:       Thanks (Andy).

Operator:             Your next question comes from (Richard Rossi) with
                      Morgan Joseph.

(Richard Rossi):      Good morning everybody.

Tim Fitzgerald:       Hi (Rich). How are you?

(Richard Rossi):      Okay. One thing, currency impact in the quarter with
                      those international sales, just an idea of what it was?

Tim Fitzgerald:       It would not have been material.

(Richard Rossi)       Okay, so the sales were all real volume sales, the sale
                      virtually (off)?

Tim Fitzgerald:       Yes, yes.

(Richard Rossi):      Now in terms of steel, you had the contract last - give
                      us an update on where you stand in terms of how you're buying steel, under contract in spot price, et cetera?

Tim Fitzgerald:       Right. Yes, (Rich), we had a steel contract that ran
                      through June of this year. Usually we lock in for a one-year period. But this year we sensed that steel might soften in the second half. So that contract ended at the end of June. So we're floating right now. We're evaluating right now whether we're going to lock in for a three or six month period right now. But right now we're floating.

(Richard Rossi):      Yes, you're in good shape going forward I would suspect.

Tim Fitzgerald:       Steel increased for us, roughly 35% in January versus
                      where we were last year. And then where we see pricing right now is that we've probably picked between 5% and maybe 10% of that increase is starting to come back.
                      It's something north of 5 and less than 10.

(Richard Rossi):      Also, in terms of your goals related to debt reduction,
                      et cetera, could you update us on what your current thinking is as far as this year and next year?

Tim Fitzgerald:       Well obviously we're very focused on debt reduction.
                      That's going to continue to be the theme. We would expect that our debt levels would be approaching 100 million toward the end of the year. That would be our objective. So we'll continue to drive down debt in absence of other investment opportunities. We'll continue to look for tuck in acquisitions like the NuVu opportunity. So absent other acquisitions, we will continue to just drive down debt.

(Richard Rossi):      Okay. And I'm sorry, but I missed Selim's comment when
                      you were talking about the major roll out near term.
                      What was - could you go back and - it's my fault but I missed that. What have we got rolling out for the end of this year? You talked about three platforms?

Selim Bassoul:        (Rich), which rollout you're talking about, our new
                      product?

(Richard Rossi):      Yes, new product going forward right. Yes, this year.

Selim Bassoul:        New product going forward this year, I think we have new
                      convection ovens coming on. So I think we have new baking oven coming up with a new platform of baking oven. We have new fryers. So across all the divisions I think we have - we probably have a new steamer which is
                      - which has been a good thing for us. We've introduced a few years ago, a no boiler, boiler-less steamer. Now we're introducing in a gas unit. So it will be electric and gas which our customer have been asking us to introduce.

                      So we have a bunch of new products going out this year. Then in the first quarter of next year and the one after I think we have some fascinating products coming on. We've been talking about it which is the higher speed oven and energy management, just the two which would be in the first quarter of '06. So that gives you a little bit of background where we're going.

(Richard Rossi):      Okay, all right.

Selim Bassoul:        Convection oven, more fryers, a unique steamer platform
                      coming up from us. And I think that's what we have.

(Richard Rossi):      All right, obviously you've been very successful with
                      the pipeline of new products and it's good to hear more going forward.

                      Just to help bear in my mind, how do you define a new product? I mean I can't imagine that all these new products are designed from scratch? I mean do you take the base of a product you already have and then add something, change something so that it - it's function is improved, it's efficiencies are improved or do you go to the drawing board and start from scratch? I guess you do both but...

Selim Bassoul:        Hello, (Rich)? I'm going to answer it in three ways. Our
                      R&D falls into three categories, what I call disruptive design. The disruptive design is what I call a shakeup.
                      They shake up conventional product categories and a (strategic) point in transformation. (Bala), I'm going to give you an example.

                      The conveyor oven, when we introduced the conveyor oven 20 plus years ago, everybody used to use a deck oven to cook a pizza.

(Richard Rossi):      Right.

Selim Bassoul:        Then we changed that and became a disruptive design. My
                      belief is disruptive designs happened for Middleby once every three years. Solstice platform was at the (softest) design okay? So that's becomes one.

                      Number two, we do what I call brand extension which we add - we design terrific features that really win big in the marketplace, features that make the users feel good. I'm going to give you an example. (Ala) platinum where we have a non-clock burner on our ranges and waterproof control. While they do not save a lot of money directly to the customer, they are not measurable savings. They are truly makes - the economics makes the customer feel good. It's easy features. It's like adding your CD to a car now or a cassette or radio.

(Richard Rossi):      Right.

Selim Bassoul:        We have a lot of those. I think our brand extension
                      makes us unique. We work with our customer, work closely with them to do a lot of features that really change the rule. Those features, many of them are innovative and patented.

                      The last one which I think Middleby has done a great thing with is what I call catalyst design, product that delivers measurable values to the bottom line of our customers. This is where we've been hitting the energy savings, the speed of cooking because it allows them now to do more pizzas or more sandwiches in a faster time. It allows them now to deliver in a bigger ranges, delivery ranges.

                      So going back I would say next year we'll have a (disruptive) design. We'll have one product will be (disruptive) design in '06. This year and next year we'll have plenty of brand extension and catalyst designs.

                      So I don't know if that...

(Richard Rossi):      No, that helps a lot. That helps a lot. Thank you.

Selim Bassoul:        Okay. So if I look at the 24 products that we introduced
                      in the last three years, I would say two of them, two platforms were (disruptive) okay, major disruption -- the Solstice platform and the (Excel) oven. We did a lot of brand extension and catalyst design.

                      I think if you look in the next three years we'll have - I would say I'm looking at four disruptive design in the next three years, four disruptive. I've seen them. You have not yet. Some of our customers had a chance to see some of those disruptive designs. They look good. I'm excited to say the least.

                      So I think we doubled our product into the disruptive design area going in the next three years. I think disruptive design brings a lot of margins. They have high margins because they change the rules -- totally changing the rule. And we'll achieve (strategic) market transformation.

(Richard Rossi):      All right. That's very helpful. Thanks very much.

Operator:             Again, if you would like to ask a question, please press
                      star then the number 1 on your telephone keypad. We will pause for just a moment.

                      You have a follow-up question from (Andy Kaplowitz) with Lehman Brothers.

(Andy Kaplowitz):     Hey guys again, can you talk about sort of your future
                      pricing strategy? Obviously you raised prices in early
                      January and you know effective later in the quarter.
                      What's sort of the strategy going forward and maybe through next year?

Selim Bassoul:        (Andy) this is Selim again. In the past, our price
                      increases have been around 1%. If you look at our price increase, they have really accounted for 1%.

                      This year because of sales price decrease, we've been able to pass along a little bit more than that in the 3%. But as steel prices start going back and stabilizing, our pricing strategy is not to go out and put price increases. We don't believe in that. I don't believe in price increases. What I believe on in adding features and design and (disruption) that allow us to add significant margin to a new design where it provides value to the customer.

                      So we're not going to - you're not going to see us putting 3% out in the marketplace next year. We'll go back most probably to the 1%. But we are more interested in when we introduce a new product where the customer sees value in it to charge, to provide margin. They make money, we make money.

                      So our philosophy in pricing is mostly designed on R&D. Our engineers understand that they have to develop patented technology that have applications to our customer to where we can charge more.

                      For example, when we introduced the new speed oven it has significant value to our customer. So it allows them, - we allow us now to price it a lot more. Plus it allows them to save on training. It allows them to save on energy. It allows them to save so we can price more.

                      But going back to anybody building a business model on Middleby, our price increases are limited to usually 1% to 1-1/2% at most unless we have something like steel that hits us so quickly so fast we have to react to it. Even though we didn't pass all the steel increase to our customer we have to go back and do some efficiencies in our plants to mitigate the margin erosion from steel.

                      So I don't know if I'm answering that question (Andy) (unintelligible).

(Andy Kaplowitz):     No I think that makes a lot of sense. Can we
                      talk about the Nu-Vu acquisition a little bit more? In terms of you mentioned the integration is going well so how much - I mean maybe you can tell me how much cost you've been able to take out of the business or you can tell me can Nu-Vu get to the margins that the overall company has? Or is there sort of a goal that you have to get it to?

Tim Fitzgerald:       I think it can get to the margins that the overall
                      company has. That's the objective so I think by the end of next year, it'll be consistent with other product lines. We won't be talking about Nu-Vu margins detracting from, from the overall.

                      There was improvement in the margins from - in the second quarter versus the first quarter and there - some of the operating initiatives that we started with we've closed an outside plant and we're in process completing a re-layout of the factory which is going to drive some manufacturing efficiencies.

                      So I think we're going to as that process is completed we're going to - we expect that we're going to pick up gradually as the year progresses and into next year.

(Andy Kaplowitz):     Okay great. You might have mentioned this before so
                      forgive me but is the underlying growth rate on Nu-Vu the same as the business or is it higher than the overall business?

Selim Bassoul:        I'm going to answer that (Andy). The growth rate of
                      Nu-Vu is still basically for us new to us in a sense of we're introducing a bunch of platform. Remember most of their business through Subway and what we try to do is now since the acquisition has taken the non-Subway business and we've added a lot of features into the Nu-Vu pipeline to take the expertise they've had in the baking bread outside.

                      So we expect our business to grow significantly. I think the - this year we have not been focused on growing the pipeline at all at Nu-Vu. What we've been focusing on is to take the margin from the low 20% and bring it within a matter of 24 months or less bring it to the margin of Middleby which we're committed to without an erosional sale.

                      But would like to see the sale sort of remain, you know, the gross to be in the 3% to 4% but would like the margin to go from 20% to the mid-30's which we are committed to and my management team is committed to to take it to that level by the fourth quarter of '06. So that's a significant margin improvement for us.

(Andy Kaplowitz):     Again that makes a lot of sense. Thanks (unintelligible).

Selim Bassoul:        Yes.

Operator:             Your next question comes from (Robert Frost) with UBS
                      Financial Services.

(Robert Frost):       (unintelligible) good morning Selim and (Tim). The
                      questions I have relate to R&D since that's seems to be a focal point of a lot of the questions.

                      Within the fast food industry Selim there is a lot of pressure being put on in terms of improving nutritional value of the foods served. Is there anything in the R&D area you're doing now that might lend to that?

Selim Bassoul:        Yes I think a lot of the research we've seen is really
                      improving the food (unintelligible). A lot of things we're seeing is we're seeing a lot of our customers using our conveyor oven to basically use conveyor oven to bake stuff that use less oils or less starch. So we're starting to see this momentum.

                      It's not in full swing yet. We saw the low carb diets which increased our sales of our convection oven griddle. But at the same time United States have - it's a unique phenomenon. While the low carb diets and the Atkins and South Beach diet was in full swing the increase of people buying breads and crescent and muffin was going at the same time.

                      So I would say it's very difficult. At the same time our fryer sales around the world have been going on. I believe that it is not one phenomenon that seems to be frankly people like to eat and I think you're going to have hard time limiting people to eat one day its finger foods, the next day its chicken wings, while a certain part of the population is going to say well I want a low carb diet.

                      So I think as long as we watch those trends and we capitalize on them. We saw the low carb diet early on and we worked with our customer to fill their needs as they needed griddle or steamers or convection oven with those customers that wanted to add that type of offering to their existing menus.

                      I would say the biggest phenomenon more than the food health stuff which mostly is being driven by food processing companies and food suppliers, what affects our business is something unique, it's called co-branding. The co-branding is taking one existing restaurant and putting two concepts under one roof. And that's driven by one of our major customers called Yum!.

                      I see this as the major revolution that's going to take place in the food service industry in my opinion. I've seen it at work because I've been visiting many of those sites where Yum! has been able to put the Taco Bell, KFC and the customers love it. It gives them the choice and I think the co-branding will do to the restaurant business what 30 years ago the drive-thru did to the restaurant business to the fast food.

                      I think co-branding is a major force, we've been at it with Yum!, we've learned a lot from co-branding and I think that we're well positioned as Yum! continues to go after the co-branding and as other customers of ours embrace the co-branding the supplier of choice is Middleby. I think we've done a lot of learning through that process.

                      I've put a lot of research to learn how does the co-branding work, what type of equipment is required, what type of ventilation, what sits next to what and I think we've learned a lot. I think Yum! through the process spent a lot of years breaking the code and I think they did. I think they just - they've been at it for the last three to four years trying to break that code and I believe that is the future of one of the major items that will affect the restaurant business worldwide.

                      I think Middleby is greatly positioned to take advantage of that because we've been working with Yum! and Dunkin Donuts as Dunkin Donuts put in the Togo's and Dunkin Donuts together. They've learned a lot about the complexity of putting two assembly plants in one kitchen without breaking too much walls, without doing anything. That's, I think, the big phenomenon that's we are very excited about.

(Robert Frost):       Selim in the same vein and you've alluded to it
                      and maybe even advanced into question but I think its worth raising. We've seen a proliferation of new products particularly in fast food restaurants, you know, coming along. How has this impacted your business and how you stay on top of it? And in fact are you part of the development of new products in terms of providing equipment to produce them?

Selim Bassoul:        Yes I think (Bob) that's a great question. In fact, we
                      many times drive some of those changes with our customers. We work with our customers closely. You look at Pizza Hut adding Wing Street to them in their stores, in some of their stores and we've been right there with working with them in putting the fryers.

                      Think of Pizza Hut, Pizza Hut had not had fryers before; they've not had their people trained on oil. You know, changes and whatever on the fryer or dealing with fried foods. So we had to develop unique fryers that allows them to minimize the training required and keep the safety of their employees to working with them given their very, very stringent requirements.

                      We basically developed a unique product that allows them to introduce Wing Street very quickly in Pizza Hut. That concept has now been very successful for them and for us and its now in just - it just got introduced last year in the first quarter of '04.

                      There is a lot of menu changes taking place in United States. People always tinker with menu and I always joke when things are harder people tinker even more with menu changes. Because when they are not doing as well they want to basically do more menu changes. Every menu change usually requires a piece of equipment to be added in cooking.

                      Maybe it doesn't require more of the refrigeration or food preparation but when it comes to cooking, you know, you can't if you have a convection oven and you decide to griddle something you need a griddle or a charbroiled. So or if you have a fryer and you need steam you need a steamer. You can't - not a lot of pieces are as versatile as they are when you make menu changes.

                      So menu changes today is a big driver for our business.

(Robert Frost):       Great.

Selim Bassoul:        We see it not only in the quick serve but we see it also
                      in casual dining, fast casual.

(Robert Frost):       Thanks Selim.

Selim Bassoul:        Thank you (Bob).

Operator:             Your next question comes from (James Clement) with
                      (Sidoti).

(James Clement):      Morning gentlemen.

Tim Fitzgerald:       Hey (Jamie) how are you?

(James Clement):      Good, good. My top list of 35 questions has already been
                      asked and answered so I'll just have one quick one
                      Selim. In the past you guys have talked a little bit about restaurant trend drivers domestically that you're seeing and I know you just mentioned co-branding and Yum!. When you look outside of the United States I guess the A part of the question would be, are there any unique trends outside of North America that you see developing?

                      And B, the second question would be with regards to international, you know, as that becomes an increasingly larger piece of your business as the decade progresses from a managerial and, you know, perhaps service customer service standpoint do you feel you're adequately staffed at this point for that kind of growth?

Selim Bassoul:        Well let me answer the first question first. The first
                      question is the trend that I see internationally is simple; I see a lot of our U.S. chains going internationally and I always give the example of my sister in Beirut, Lebanon. She always likes to go to Chili's. It's easy, it's fun, it's always full. So even in Beirut, Lebanon there is a Chili's. So even then I think casual dining is all over the world and its growing.

                      As well as the quick serve and I believe the next trend will be the fast casual. But another phenomenon which is interesting for us because we have a unique infrastructure internationally. For the past ten years we've put a lot of effort in emerging markets and we're seeing in those markets where there is a growing population as well as people eating out where the level of the middle class is rising.

                      Let's address them. China, India specifically where we've made huge investments as this company over the years in training people in resource and selecting the right element and putting the right officers, the right labs, the right test kitchen. What we see there is we see regional chains growing.

                      We see that in Central America, we see in Asia a chain called (Jollibee). (Jollibee) is we are a major supplier to (Jollibee) out of Philippine. (Jollibee) is growing in China, they are growing in Malaysia with - it's a burger chain. They have I think 800 stores in Asia. You look at (Stella) Pizza in Spain, you look at (Palo Comparo) in Latin America and you start seeing regional and local chains that need the training.

                      They don't have the lab testing, they don't have the power of the Pizza Hut as they franchise in neighboring countries. Of course they are not looking at dominating the world but they are looking at going from 50 stores to 300 stores and they turn to the Middleby Corporation for those training and those outsourcing of menus and whatever.

                      Now let's talk about the infrastructure we have. To date our international operation is an important part of our business. It represents approximately 20% of our sales. Most important it's an important part of our future. We are truly unique in our international footprint. What we've done is we've put our own sales and - first of all we can sell and service in over 100 countries. You know, that's unique.

                      We also have our own direct service in countries where there's not a good third party. Where we went to China and we have our own sales and service in China. We have our own sales and service in Mexico. We have our own sales and service in Korea, India, Taiwan, Spain, U.K., Middle East now. Where we see emerging trends where people are eating out more and more, where dual incomes is taking place and we're there to service our customer whether its U.S. chain taking a venture.

                      We just in the past few years invested in what I call regional labs, test kitchen where our customers can come in and train their employees or they can come in and look at our equipment and or do menu changes. That makes us unique than everybody else.

                      Now this year we'll be investing in Eastern Europe. We're in the process of training our staff to open up Eastern Europe for us with the same thing, sales and service. As our customers go overseas we go with them and when they trench from the market we retrenched.

                      I remember a few years back most of our customer retrenched from France because France went to that 35 hour week and they couldn't make money. They could not. It killed them. And when they left France we left with them. So we're very adaptable and we took those people (unintelligible) and dispersed them somewhere else.

                      So we have a great infrastructure and we continue training our people in the U.K. We have when we bought Blodgett we inherited a great distribution channel in the U.K. and been very good for us. And so I feel very good about infrastructure and we continue adding to it. I think our investment internationally is going to be very good. I believe within the next five years that our international operation will be a third a more of our business.

Selim Bassoul:        Thanks (Jamie).

Operator:             Your next question comes from (Tony Brenner) with (Roth
                      Capital Partners).

(Tony Brenner):       Thank you. My question regards new products also. My
                      impression is that unlike in some previous years where many of your new product introductions were in expansion into new market segments or new product segments, more recently a large proportion of those new product introductions involved new features such as energy saving, waterproof controls, and so on, which in effect makes at least a large portion of these sales replacement sales. And therefore they're sort of discretionary. The buyer decides that the cost savings is compelling from an economic standpoint.

                      And this change is occurring. The change in mix of new products at a point in time, it seems to me, where restaurant companies are becoming cautious with respect to their sales outlook, consumers are being squeezed from a macroeconomic perspective. And I'm wondering what kind of pushback you're getting in that buying decision from your large customers.

Selim Bassoul:        (Tony) I would say - at this moment our customers are
                      looking for speed of cooking, they are looking for more ways to save money. I think there is a lot of many ways.
                      I am very comfortable that the 24, or 25 products that are going to be introduced in the next 3, 3-1/2 years, will have as many disruptive - as I mentioned there would be four disruptive, totally disruptive designs.

                      I think as we continue brand expansion - give you an example. The product we're introducing in September which is a gas steamer, while it has no boiler, our customers say, "We've always had an electrical steamer." They say well, "Can you introduce us a gas steamer in the same concept where there's no boiler in it but it's gas."

                      We're working on those type of technology where it's really, because gas is cheaper than electrical, it gains what I call a "catalyst design," because it will deliver measurable values to the bottom line of our customers.

                      We're very comfortable as we continue funding the R&D. Our customers are coming to us with additional things. For example, automation - many of our customers saying, "(Unintelligible) we would like you to automate more than just the pizza." And now we automated the seafood with Red Lobster, where our conveyor oven is used exclusively there.

                      What you would like to do is basically take that automation off, that principal off, converyorization off cooking and take it into the steaks, into the burgers, into the chicken, take it into toasting, the rapid toasting. So we have a lot of unique technology application that we see that.

                      I see self-cleaning is another thing that our customers say, "(Unintelligible) you made it easier for us (Unintelligible) to have us wash. Your equipment is waterproof now. We would like you now to make it self-cleaning." That's the next frontier for us. How do you make it self-cleaning at a very affordable rate where it's not, you take a range or a convection oven and finally you take that convection oven that cost five grand and now you say, "Well I gave you a self-cleaning module to it and it cost ten grand."

                      What we're looking at it is to make it affordable to our customer but we make huge margin on that cleaning module. So the next ones here would be automation, self-cleaning, applications in steam where we're not even a player, we'd like to do that, we'd like to look at steam.

                      We'd like to also look at holding and warming where we're not a major player in that business. And there are some niche businesses where through maybe strategic acquisition would like to go after and...

(Tony Brenner):       So wait a minute, are you suggesting then that once that
                      caution gets to the point where the rate of expansion actually slows in the industry that it doesn't really have an effect on you?

Selim Bassoul:        No I'm saying if, yes, of course. If the demand slows in
                      the industry people aren't going to buy. I think what
                      I've always said that if the industry slows down, we're going to slow down. I think we're related to the industry. We're not - maybe when we introduce some disruptive design maybe we can box the trend.

                      But the stuff we design and introduce that's one division, and one division alone can pull the whole company. We're large enough now that we can't rely on one design that's minimally marginal to carry the whole company through.

                      Or a disruptive design at a larger - what I'm saying is that we will commit to the industry. And I think that's what I've always committed. We will commit to the industry is a fact that we will take the growth of the industry, whatever that growth is, and we'll double it.

                      So my feeling is the industry right now is growing at 3 to 4%. It's always grown at 3 to 4% in general. Except, in my opinion the last 15 years we've had - in 15 years we've had maybe a couple of years where the industry grew negatively.

                      And when it grew negatively, we still grew 2 to 3%. It was in 2001, 2002, and I think those are the years of September 11, mad cow disease, recession in United States, bird flu, SARS. I'm going to give maybe a better
                      - to answer your question, I'm going to answer it differently (Tony).

                      I think we're going to most probably see a growth for us. We're more comfortable in a growth of 6 to 8% on the top line. I'm committed in the next three years to hit our margins, to continue growing our margins.

                      Today our margins are in the high 30s. I would like in the next three years to go beyond 40%.

(Tony Brenner):       Fair enough.

Selim Bassoul:        That's a challenge I want. And I want to make sure that
                      we increase our cash flow significantly to pay down the debt unless there is a great strategic acquisition that makes sense for us to acquire.

                      But we would like to increase our cash flow significantly to continue driving down the debt; would like to increase our gross margin to over 40%, and would like our operating company to exceed - we are today in the 18%, to exceed 20%.

                      And the top line growth we should be in the 6 to 8%. And we should focus beyond that on making sure that we continue managing the margins.

                      The other thing I want to be very careful, as we introduce disruptive designs, I want to make sure that we don't get - we get our customers coming to us saying, "(Unintelligible) I love that design. I love that technology. I'm willing to place an order for 1,000 units. But what about if you gave me 20% discount?"

                      Our issue is not to give up any dollars on anything. It's not every year we can come up with a disruptive design. So I've challenged my selling organization to make sure that even if the sale - we can sell 1,000 units a year, I would rather sell hundreds but at a much higher margin. Because once you give a chain a price it's hard to raise them up.

                      So I want to make sure when we introduce the disruptive design that we get the full margin of our R&D incorporated and not be lured by a quick, big order or whatever. So we want to focus on the margin; more important than getting the rush orders that raises our top line and end up stuck with that price.

(Tony Brenner):       Thank you (Unintelligible). Thank you.

Selim Bassoul:        Thank you.

Operator:             At this time sir there are no further questions.

Tim Fitzgerald::      Okay, thanks (Eileen). Thanks everybody for joining us
                      in today's conference call. And we look forward to speaking with everyone next quarter.

Operator:             Ladies and gentlemen this concludes today's Middleby
                      Corporation Second Quarter Earnings conference call. You may now disconnect.

                                      END